Exhibit 99.1

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
206-777-8246
Monday, March 24, 2014
FOR IMMEDIATE RELEASE
Washington Federal Announces
Brent Beardall Promoted to Chief Banking Officer and
Diane Kelleher to Chief Financial Officer
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SEATTLE, WASHINGTON – The Board of Directors of Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced changes to its leadership team.
Brent Beardall is named Executive Vice President and the company’s Chief Banking Officer. In his new role, all client-facing activities, including commercial real estate lending, retail banking, commercial and industrial lending, treasury management services and capital markets will report to him. Beardall joined Washington Federal in 2001 and has served as the company’s Chief Financial Officer since October 2003. Beardall began his career as a Certified Public Accountant with Deloitte & Touche. He holds an undergraduate degree in accounting, along with an MA in Professional Accounting, from Brigham Young University, and recently completed the Stanford University Executive Program.
Diane Kelleher succeeds Beardall as Chief Financial Officer. She joined Washington Federal in 2010 and currently serves as Senior Vice President, Controller and Treasurer after previously heading Enterprise Risk Management. Kelleher has 30 years of experience in the financial services industry with companies such as Safeco, Washington Mutual and American West

Bancorp, where she also served as Chief Financial Officer. She is a Certified Public Accountant and holds an undergraduate degree in Economics from Oregon State University and an MBA from the University of Washington.
Chairman, President & CEO Roy Whitehead stated that, “Our company is blessed with a tremendous depth of talent that we can move about as needed to capitalize on the many strengths of our executive team. Mr. Beardall’s global understanding of the business will strengthen our banking teams and invigorate business development efforts, while Ms. Kelleher’s background makes her an outstanding choice to take on the Chief Financial Officer duties. They have worked together carefully over the past several quarters to ready the Company for this transition. Congratulations to them both.”
Washington Federal, with headquarters in Seattle, Washington, has 231 branches in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established in 1917, the company provides consumer and commercial deposit services, insurance products, and financing for small to middle market businesses, commercial real estate and residential real estate, including consumer mortgages and home equity lines of credit. As of December 31, 2013, the Company reported $14.4 billion in assets, $10.4 billion in deposits and $1.9 billion in stockholders' equity.
To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.
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Contact:
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Cathy Cooper, SVP Marketing Communications
206-777-8246
cathy.cooper@wafd.com